--------------------------------------------------------------------------------
                                                                January 23, 1998


Dear Shareholder:

The Board of Directors is pleased to report that 1998 was a very good year for our Fund. During the year the Fund was able to raise capital through a rights offering, which raised approximately $54 million, and a $50 million offering of Auction Term Preferred Stock. The effects of adding funds, increasing leverage and a rising market lowered the Fund's ratio of expenses to average net assets by approximately 20%, enabling us to raise the dividend. The dividend was raised from 4 cents per share per month to 4.25 cents. At year end the yield on net asset value ($5.03) was 10.14% and the yield on market price ($5.625) was 9.07%. The Fund's total returns for the periods ended December 31, 1997 are shown below.



                                  Total Returns for Periods Ended December
                                                  31, 1997
                                  ----------------------------------------
                                   One Year            Three Years
                                  ----------   ---------------------------
                                                Cumulative     Avg. Annual
                                               ------------   ------------
New America High Income Fund
 (NAV and Dividends)                13.2%          69.1%         19.1%
New America High Income Fund
 (Stock Price and Dividends)        22.0           95.2          25.0
New America High Income Fund
 (NAV and Dividends)*               16.2           75.5          20.6
Lipper Closed-End Fund
 Leveraged High Yield Average*      15.0           61.1          17.2

*Returns are adjusted for dilutive effect of rights offerings as calculated by Lipper Analytical Services, Inc.
Source: Lipper Analytical Services, Inc. and The New America High Income Fund, Inc.


The Fund continues to maintain a Morningstar Five-star rating. We have had a long bull market and the economic conditions have been very favorable for the type of companies in which the Fund invests. Wellington Management Company, LLP, the Fund's investment adviser, has continued to perform well in this market environment. The Board, on which Wellington is not represented, reappointed them as our financial adviser. As you know, the holdings in our Fund are riskier than the investments in conservative bond funds. We are very conscious that the leverage (in the form of the Auction Term Preferred Stock) is a two-edged sword. The leverage magnifies the Fund's results in both favorable and unfavorable market environments, i.e. the leverage is an asset in stable or rising markets, but reduces the total return to common shareholders in declining markets.

High Yield Market Update

High yield returns once again outpaced the returns of the broader investment grade bond market during the year. Market strength was driven by a favorable economic backdrop, limited inflationary pressures, strength in the equity markets and declining interest rates. While the sharp dislocations in the Asian markets sent tremors through the emerging bond markets and to a lesser extent the US equity and high yield markets in the fourth quarter, the US high yield market has commenced the New Year on firm footing as demand continues to outpace supply, continuing the trend of 1997.

--------------------------------------------------------------------------------

The health of the high yield market during 1997 was perhaps most evident by noting the record amount of new issuance. The market absorbed almost $140 billion in new supply; this new supply represented over one-third of the total market size (approximately $390 billion) at the start of the year. (Total market size is now estimated at $495 billion according to data compiled by Credit Suisse First Boston.)

With respect to industry trends, communications issuers continued to be highly active; these issuers have been eager to finance their capital expenditure requirements in order to build market share in their developing businesses such as wireless telephony, satellite communications systems and new wireline. The high yield market has become the capital source of choice for many of these developing companies. In addition, foreign issuance (US$-denominated issuance of corporations domiciled outside the US) continues to grow and represented over 20% of total "US" issuance in 1997. We expect this trend to continue as markets increasingly globalize.

Looking forward, we would expect that US issuance will continue at a blistering pace, especially as corporations seek to lock in attractive financing rates vis-a-vis the most recent decline in interest rates in the US. Of greatest concern in the financial markets is the ultimate portent of the Asian market crises. To date, we have not experienced unmanageable offsets in the US as a result of the Asian crises, but we are considerate of the potential ripple effects. Assuming that the US economy remains firm, as we expect, demand for high yield instruments will most probably remain robust.

As always, we appreciate your interest in The New America High Income Fund.

Sincerely yours,


/s/ Robert F. Birch                      /s/ Catherine A. Smith
--------------------------------------   ----------------------------------
Robert F. Birch                          Catherine A. Smith
President                                Senior Vice President
The New America High Income Fund, Inc.   Wellington Management Company, LLP

                    The New America High Income Fund, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Schedule of Investments -- December 31, 1997 (Dollar Amounts in Thousands)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Principal                                                Moody's       Value
Amount/Units                                             Rating     (Note 1(a))
--------------------------------------------------------------------------------
CORPORATE DEBT SECURITIES -- 91.13% (e)
--------------------------------------------------------------------------------
Aerospace and Defense -- 2.96%
$ 5,000      Argo-Tech Corporation, Senior
               Subordinated Notes, 8.625%,
               10/01/07 (i) ..........................     B3         $ 4,988
  3,500      K&F Industries, Inc., Senior
               Subordinated Notes, 9.25%,
               10/15/07 (i) ..........................     B3           3,596
  3,065      Moog, Inc., Senior Subordinated
               Notes, 10%, 05/01/06 ..................     B2           3,310
                                                                       ------
                                                                       11,894
                                                                       ------
Automobile -- 3.90%
  2,500      Collins & Aikman Products Co.,
               Senior Subordinated Notes,
               11.50%, 04/15/06 ......................     B3           2,809
  2,500      Federal-Mogul Corporation, Senior
               Notes, 8.80%, 04/15/07 ................     Ba2          2,638
    960      Hayes Wheels International, Inc.,
               Senior Subordinated Notes,
               11%, 07/15/06 .........................     B3           1,032
  4,000      Key Plastics, Inc., Senior
               Subordinated Notes, 10.25%,
               03/15/07                                    B3           4,240
  3,000      LDM Technologies, Inc., Senior
               Subordinated Notes, 10.75%,
               01/15/07 ..............................     B3           3,270
  1,500      Lear Corporation, Subordinated
               Notes, 9.50%, 07/15/06 ................     Ba3          1,650
                                                                       ------
                                                                       15,639
                                                                       ------
 Banking -- 3.99%
  1,250      Dime Bancorp, Inc., Senior Notes,
               10.50%, 11/15/05 ......................     Ba1          1,343
  2,500      First Nationwide (Parent) Holdings,
               Inc., Senior Notes, 12.50%,
               04/15/03 ..............................     B3           2,844
  1,500      FirstFed Financial Corp., Notes,
               11.75%, 10/01/04 ......................     B2           1,620
  3,500      Hawthorne Financial Corporation,
               Notes, 12.50%, 12/31/04 (i) ...........     (f)          3,500
  5,000      Western Financial Bank,
               Subordinated Capital
               Debentures, 8.875%, 08/01/07 ..........     B1           4,800


Principal                                                Moody's       Value
Amount/Units                                             Rating     (Note 1(a))
--------------------------------------------------------------------------------

$ 2,064      WestFed Holdings, Inc., Split
               Coupon Senior Debentures,
               15.50%, 09/15/99 (a)(c) ...............     (f)        $ 1,899
                                                                       ------
                                                                       16,006
                                                                       ------
Beverage, Food and Tobacco -- 0.54%
    810      Aurora Foods Inc., Series C,
               Senior Subordinated Notes,
               9.875%, 02/15/07 ......................     B3             855
  2,325      Del Monte Foods Company,
               Senior Discount Notes, 12.50%,
               12/15/07 (g)(i) .......................     Caa1         1,331
                                                                       ------
                                                                        2,186
                                                                       ------
Buildings and Real Estate -- 2.54%
  1,000      Associated Materials Incorporated,
               Senior Subordinated Notes,
               11.50%, 08/15/03 ......................     B3           1,070
  3,000      Kaufman and Broad Home
               Corporation, Senior
               Subordinated Notes, 9.625%,
               11/15/06 ..............................     Ba3          3,165
  4,000      Standard Pacific Corp., Senior
               Notes, 8.50%, 06/15/07 ................     Ba2          4,000
  2,000      Toll Corp., Senior Subordinated
               Notes, 7.75%, 09/15/07 ................     Ba3          1,980
                                                                       ------
                                                                       10,215
                                                                       ------
Chemicals, Plastics and Rubber -- 6.82%
  5,000      Acetex Corporation, Senior
               Secured Notes, 9.75%,
               10/01/03 ..............................     B1           5,150
  1,000      Borden Chemicals and Plastics
               Operating Limited Partnership,
               Notes, 9.50%, 05/01/05 ................     Ba2          1,070
  1,500      Buckeye Cellulose Corporation,
               Senior Subordinated Notes,
               8.50%, 12/15/05 .......................     Ba3          1,522
  3,500      Freedom Chemical Company,
               Senior Subordinated Notes,
               10.625%, 10/15/06 .....................     B3           3,859
  1,000      General Chemical Corporation,
               Senior Subordinated Notes,
               9.25%, 08/15/03 .......................     B2           1,035
  2,500      Great Lakes Carbon Corporation,
               Senior Secured Notes, 10%,
               01/01/06 ..............................     Ba3          2,687

                     The accompanying notes are an integral
                      part of these financial statements.

                    The New America High Income Fund, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Schedule of Investments -- December 31, 1997 -- Continued (Dollar Amounts in Thousands)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Principal                                                Moody's         Value
Amount/Units                                             Rating      (Note 1(a))
--------------------------------------------------------------------------------
CORPORATE DEBT SECURITIES -- continued
--------------------------------------------------------------------------------
$ 2,500      Huntsman Polymers Corp., Senior
               Notes, 11.75%, 12/01/04 ............        B1         $ 2,788
  1,100      PCI Chemicals Canada Inc.,
               Senior Secured Notes, 9.25%,
               10/15/07 (i) .......................        B2           1,105
  2,000      Pioneer Americas Acquisition
               Corp., Senior Secured Notes,
               9.25%, 06/15/07 ....................        B2           2,020
  3,500      Sovereign Specialty Chemicals,
               Inc., Senior Subordinated Notes,
               9.50%, 08/01/07 (i) ................        B3           3,596
  1,500      Texas Petrochemicals Corporation,
               Senior Subordinated Notes,
               11.125%, 07/01/06 ..................        B3           1,613
    825      UCAR Global Enterprises Inc.,
               Senior Subordinated Notes,
               12%, 01/15/05 ......................        B1             923
                                                                       ------
                                                                       27,368
                                                                       ------
Containers, Packaging and Glass -- 10.32%
  2,000      BWAY Corporation, Senior
               Subordinated Notes, 10.25%,
               04/15/07 (i) .......................        B2           2,180
  2,500      Calmar Inc., Senior Subordinated
               Notes, 11.50%, 08/15/05 ............        B3           2,650
  1,805      Container Corporation of America,
               Senior Notes, Series B, 10.75%,
               05/01/02 ...........................        B1           1,994
  6,195      Container Corporation of America,
               Senior Notes, 9.75%, 04/01/03 ......        B1           6,690
  4,000      Doman Industries Limited, Senior
               Notes, 8.75%, 03/15/04 .............        B1           3,860
  1,000      Grupo Industrial Durango, S.A. de
               C.V., Notes, 12.625%, 08/01/03......        B1           1,120
  1,500      Paperboard Industries International
               Inc., Senior Notes, 8.375%,
               09/15/07 (i) .......................        Ba3          1,523
  2,750      Repap New Brunswick Inc.,
               Second Priority Senior Secured
               Notes, 10.625%, 04/15/05 ...........        Caa1         2,612
  7,000      Silgan Corporation, Senior
               Subordinated Debentures, 9%,
               06/01/09 ...........................        B1           7,175


Principal                                                Moody's         Value
Amount/Units                                             Rating      (Note 1(a))
--------------------------------------------------------------------------------
$ 4,000      Tembec Finance Corp., Senior
               Notes, 9.875%, 09/30/05 ............        B1         $ 4,110
  4,000      S.D. Warren Company, Senior
               Subordinated Notes, 12%,
               12/15/04 ...........................        B1           4,460
  3,000      Zeta Consumer Products Corp.,
               Senior Notes, 11.25%,
               11/30/07 (i) .......................        B3           3,060
                                                                       ------
                                                                       41,434
                                                                       ------
Diversified/Conglomerate Manufacturing -- 4.68%
  1,735      AMTROL Inc., Senior
               Subordinated Notes, 10.625%,
               12/31/06 ...........................        B3           1,787
    690      Falcon Building Products, Inc.,
               Senior Subordinated Notes,
               9.50%, 06/15/07 ....................        B3             704
  4,000      International Wire Group, Inc.,
               Senior Subordinated Notes,
               Series B, 11.75%, 06/01/05 .........        B3           4,380
  1,000      International Wire Group, Inc.,
               Senior Subordinated Notes,
               11.75%, 06/01/05 ...................        B3           1,095
  3,500      Johnstown America Industries,
               Inc., Senior Subordinated Notes,
               11.75%, 08/15/05 ...................        B3           3,832
    825      Johnstown America Industries,
               Inc., Senior Subordinated Notes,
               Series C, 11.75%, 08/15/05 .........        B3             903
  1,385      Nortek, Inc., Senior Notes, 9.25%,
               03/15/07 ...........................        B1           1,413
  1,190      Scotsman Group Inc., Senior
               Subordinated Notes, 8.625%,
               12/15/07 ...........................        B1           1,194
  2,000      Specialty Equipment Companies,
               Inc., Senior Subordinated Notes,
               11.375%, 12/01/03 ..................        B3           2,165
  1,250      Thermadyne Holdings Corporation,
               Senior Notes, 10.25%, 05/01/02              B1           1,300
                                                                       ------
                                                                       18,773
                                                                       ------
Diversified/Conglomerate Service -- 1.45%
    515      Concentric Network Corporation,
               Units, Senior Notes, 12.75%,
               12/15/07, Warrants, exp.
               12/15/07 (i) .......................       (f)           528

                     The accompanying notes are an integral
                      part of these financial statements.

                    The New America High Income Fund, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Schedule of Investments -- December 31, 1997 -- Continued (Dollar Amounts in Thousands)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


Principal                                                Moody's       Value
Amount/Units                                             Rating      (Note 1(a))
--------------------------------------------------------------------------------
CORPORATE DEBT SECURITIES -- continued
-----------------------------------------------------------------------------------
$  335     DecisionOne Holdings Corp.,
             Units, Senior Discount
             Debentures, 11.50%,
             08/01/08, Warrants, exp.
             08/01/07 (g) .......................          Caa1       $   220
   500     Heritage Media Services, Inc.,
             Senior Secured Notes, 11%,
             06/15/02 ...........................          Ba1            522
 2,000     Pierce Leahy Corp., Senior
             Subordinated Notes, 9.125%,
             07/15/07 ...........................          B3           2,070
 2,500     UNICCO Service Company, Senior
             Subordinated Notes, 9.875%,
             10/15/07 (i) .......................          B3           2,500
                                                                       ------
                                                                        5,840
                                                                       ------
Electronics -- 4.03%
 5,000     Advanced Micro Devices, Inc.,
             Senior Secured Notes, 11%,
             08/01/03 ...........................          Ba1          5,363
 7,000     Fairchild Semiconductor
             Corporation, Senior
             Subordinated Notes, 10.125%,
             03/15/07 ...........................          B2           7,403
 3,000     Unisys Corporation, Senior Notes,
             12%, 04/15/03 ......................          B1           3,398
                                                                       ------
                                                                       16,164
                                                                       ------
Farming and Agriculture -- 1.51%
   500     Agricultural Minerals and
             Chemicals Inc., Senior Notes,
             10.75%, 09/30/03 ...................          Ba3            536
   250     Aracruz Celulose S.A., Notes,
             10.375%, 01/31/02 (i) ..............          (f)            254
 2,580     Aracruz Celulose S.A., Notes,
             10.375%, 01/31/02 (i) ..............          (f)          2,619
 1,000     PMI Acquisition Corporation,
             Senior Subordinated Notes,
             10.25%, 09/01/03 ...................          B2           1,063
 1,500     Terra Industries Inc., Senior Notes,
             10.50%, 06/15/05 ...................          Ba3          1,609
                                                                       ------
                                                                        6,081
                                                                       ------


Principal                                                Moody's       Value
Amount/Units                                             Rating      (Note 1(a))
--------------------------------------------------------------------------------
Finance -- 3.77%
$1,000     Arcadia Financial Ltd., Senior
             Notes, 11.50%, 03/15/07, ...........          B2         $   980
 2,500     Navistar Financial Corporation,
             Senior Subordinated Notes, 9%,
             06/01/02 ...........................          B1           2,594
 4,000     Olympic Financial Ltd., Units,
             Senior Notes, 11.50%, 03/15/07,
             Warrants, exp. 03/15/07 ............          B2           4,000
 4,000     Resource America, Inc., Senior
             Notes, 12%, 08/01/04 (i) ...........          Caa1         4,080
 3,500     Southern Pacific Funding
             Corporation, Senior Notes,
             11.50%, 11/01/04 ...................          B2           3,491
                                                                       ------
                                                                       15,145
                                                                       ------
Grocery -- 0.90%
 4,000     Homeland Stores, Inc., Senior
             Subordinated Notes, 10%,
             08/01/03 ...........................          (f)          3,600
                                                                       ------
Healthcare, Education and Childcare -- 2.25%
   975     Dade International Inc., Senior
             Subordinated Notes, 11.125%,
             05/01/06 ...........................          B3           1,077
 1,050     Graphic Controls Corporation,
             Senior Subordinated Notes,
             12%, 09/15/05 ......................          B3           1,171
 3,000     Owens & Minor, Inc., Senior
             Subordinated Notes, 10.875%,
             06/01/06 ...........................          B1           3,307
 3,500     Vencor, Inc., Senior Subordinated
             Notes, 8.625%, 07/15/07 ............          B1           3,491
                                                                       ------
                                                                        9,046
                                                                       ------
Hotels, Motels, Inns and Gaming -- 5.07%
 1,850     Argosy Gaming Company, First
             Mortgage Notes, 13.25%,
             06/01/04 ...........................          B2           1,929
 3,500     CapStar Hotel Company, Senior
             Subordinated Notes, 8.75%,
             08/15/07 ...........................          B1           3,614
 1,475     Fitzgeralds Gaming Corporation,
             Senior Secured Notes, 12.25%,
             12/15/04 (i) .......................          B3           1,497

                     The accompanying notes are an integral
                      part of these financial statements.

                    The New America High Income Fund, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Schedule of Investments -- December 31, 1997 -- Continued (Dollar Amounts in Thousands)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Principal                                                Moody's       Value
Amount/Units                                             Rating      (Note 1(a))
--------------------------------------------------------------------------------
CORPORATE DEBT SECURITIES -- continued
--------------------------------------------------------------------------------
$ 2,000      GB Property Funding Corp., First
               Mortgage Notes, 10.875%,
               01/15/04 (a)(c) ......................      B3         $ 1,660
  7,500      John Q. Hammons Hotels, L.P.,
               First Mortgage Notes, 8.875%,
               02/15/04 .............................      B1           7,659
  3,000      Hollywood Casino Corporation,
               Senior Secured Notes, 12.75%,
               11/01/03 .............................      B2           3,225
    750      Lady Luck Gaming Finance
               Corporation, First Mortgage
               Notes, 11.875%, 03/01/01 .............      B2             761
                                                                       ------
                                                                       20,345
                                                                       ------
Leisure, Amusement, Motion Pictures and
Entertainment -- 2.10%
  2,275      EchoStar DBS Corporation, Senior
               Secured Notes, 12.50%,
               07/01/02 .............................      Caa1         2,468
  2,500      Muzak Limited Partnership, Senior
               Notes, 10%, 10/01/03 .................      Ba3          2,625
  3,085      Plitt Theatres, Inc., Senior
               Subordinated Notes, 10.875%,
               06/15/04 .............................      B3           3,332
                                                                       ------
                                                                        8,425
                                                                       ------
Machinery -- 0.14%
    525      IDEX Corporation, Senior
               Subordinated Notes, 9.75%,
               09/15/02 .............................      Ba3            545
                                                                       ------
Mining, Steel, Iron and Non-Precious Metals -- 7.41%
  4,500      ACINDAR Industria Argentina de
               Aceros S.A., Notes, 11.25%,
               02/15/04 .............................      B2           4,433
  2,500      AK Steel Corporation, Senior
               Notes, 9.125%, 12/15/06 ..............      Ba2          2,562
  1,000      AK Steel Corporation, Senior
               Notes, 10.75%, 04/01/04 ..............      Ba2          1,066
    500      Armco Inc., Senior Notes, 9%,
               09/15/07 .............................      B2             493
  1,500      Armco Inc., Senior Notes, 9.375%,
               11/01/00 .............................      B2           1,545


Principal                                                Moody's       Value
Amount/Units                                             Rating      (Note 1(a))
--------------------------------------------------------------------------------
$ 3,000      Bethlehem Steel Corporation,
               Senior Notes, 10.375%,
               09/01/03 .............................      B1         $ 3,195
  2,000      Companhia Vale do Rio Doce,
               Notes, 10%, 04/02/04 (i) .............      (f)          2,000
  2,500      CSN Iron, S.A., Guaranteed
               Notes, 9.125%, 06/01/07 (i) ..........      B1           2,125
  1,500      GS Technologies Operating Co.,
               Inc., Senior Notes, 12.25%,
               10/01/05 .............................      B2           1,676
  3,500      Neenah Corporation, Senior
               Subordinated Notes, 11.125%,
               05/01/07 .............................      B3           3,841
  1,200      NS Group, Inc., Senior Secured
               Notes, 13.50%, 07/15/03 ..............      Ba2          1,389
  1,750      Weirton Steel Corporation, Senior
               Notes, 10.875%, 10/15/99 .............      B2           1,794
  3,500      Weirton Steel Corporation, Senior
               Notes, 11.375%, 07/01/04 .............      B2           3,649
                                                                       ------
                                                                       29,768
                                                                       ------
Oil and Gas -- 6.48%
  7,000      Cross Timbers Oil Company,
               Senior Subordinated Notes,
               9.25%, 04/01/07 ......................      B2           7,298
  3,000      Energy Corporation of America,
               Senior Subordinated Notes,
               9.50%, 05/15/07 ......................      B2           3,000
  1,995      Flores & Rucks, Inc., Senior
               Subordinated Notes, 9.75%,
               10/01/06 .............................      B3           2,195
  5,000      Petroleos Mexicanos, Global
               Guaranteed Notes, 8.85%,
               09/15/07 .............................      Ba2          4,950
  5,000      Plains Resources Inc., Senior
               Subordinated Notes, 10.25%,
               03/15/06 .............................      B2           5,375
  2,000      Pride Petroleum Services, Inc.,
               Senior Notes, 9.375%,
               05/01/07 .............................      Ba3          2,150
  1,000      Seagull Energy Corporation,
               Senior Subordinated Notes,
               8.625%, 08/01/05 .....................      Ba3          1,041
                                                                       ------
                                                                       26,009
                                                                       ------

                     The accompanying notes are an integral
                      part of these financial statements.

                    The New America High Income Fund, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Schedule of Investments -- December 31, 1997 -- Continued (Dollar Amounts in Thousands)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Principal                                                Moody's       Value
Amount/Units                                             Rating      (Note 1(a))
--------------------------------------------------------------------------------
CORPORATE DEBT SECURITIES -- continued
--------------------------------------------------------------------------------
Personal and Non-Durable Consumer Products -- 2.00%
$ 3,500      Cabot Safety Acquisition
               Corporation, Senior
               Subordinated Notes, 12.50%,
               07/15/05 .............................      B3         $ 3,920
  4,000      The Fonda Group, Inc., Senior
               Subordinated Notes, 9.50%,
               03/01/07 .............................      B3           3,800
    310      Playtex Products, Inc., Senior
               Notes, 8.875%, 07/15/04 ..............      B1             316
                                                                      -------
                                                                        8,036
                                                                      -------
Personal Transportation -- 0.00%
  5,000      Braniff, Inc., Senior Reset Notes,
               15%, 04/01/99 (a)(b)(c)(d) ...........      (f)              0
                                                                      -------
Printing, Publishing and Broadcasting -- 9.79%
  1,830      Big Flower Press Holdings, Inc.,
               Senior Subordinated Notes,
               8.875%, 07/01/07 .....................      B2           1,844
  3,170      Big Flower Press Holdings, Inc.
               Senior Subordinated Notes,
               8.875%, 07/01/07 (i) .................      B2           3,193
  2,250      Cablevision Systems Corporation,
               Senior Debentures, 8.125%,
               08/15/09 .............................      Ba2          2,317
  2,750      Cablevision Systems Corporation,
               Senior Subordinated Notes,
               9.25%, 11/01/05 ......................      B1           2,915
    715      Cablevision Systems Corporation,
               Senior Subordinated Notes,
               9.875%, 05/15/06 .....................      B1             783
  4,000      Chancellor Media Corporation,
               Senior Subordinated Notes,
               9.375%, 10/01/04 .....................      B2           4,150
    500      Comcast Corporation, Senior
               Subordinated Debentures,
               9.375%, 05/15/05 .....................      Ba3            531
  2,500      FrontierVision Holdings, L.P.,
               Senior Discount Notes,
               11.875%, 09/15/07 (g) ................      (f)          1,838
  1,735      Jacor Communications Company,
               Senior Subordinated Notes,
               9.75%, 12/15/06 ......................      B2           1,865


Principal                                                Moody's       Value
Amount/Units                                             Rating      (Note 1(a))
--------------------------------------------------------------------------------
$   750      JCAC, Inc., Senior Subordinated
               Notes, 10.125%, 06/15/06 .............      B2         $   823
  2,150      Marcus Cable Company, L.P.,
               Senior Discount Notes, 14.25%,
               12/15/05, (g) ........................      Caa1         1,854
  3,500      Rifkin Acquisition Partners,
               L.L.L.P., Senior Subordinated
               Notes, 11.125%, 01/15/06 .............      B3           3,868
  2,500      Sullivan Graphics, Inc., Senior
               Subordinated Exchange Notes,
               12.75%, 08/01/05 .....................      Caa1         2,525
  3,500      Sun Media Corporation, Senior
               Subordinated Notes, 9.50%,
               02/15/07 .............................      B3           3,762
  1,500      Videotron Ltee., Senior
               Subordinated Notes, 10.25%,
               10/15/02 .............................      Ba3          1,590
  1,500      World Color Press, Inc., Senior
               Subordinated Notes, 9.125%,
               03/15/03 .............................      B1           1,567
  3,500      Young Broadcasting Inc., Senior
               Subordinated Notes, 11.75%,
               11/15/04 .............................      B2           3,876
                                                                      -------
                                                                       39,301
                                                                      -------
Retail Stores -- 0.33%
  1,167      Guitar Center Management
               Company, Inc., Senior Notes,
               11%, 07/01/06 ........................      B1           1,319
                                                                      -------
Telecommunications -- 6.32%
    750      American Communications
               Services, Inc., Senior Discount
               Notes, 12.75%, 04/01/06 (g) ..........      (f)            578
  3,500      Globalstar, L.P., Senior Notes,
               10.75%, 11/01/04 (i) .................      B3           3,404
  1,265      GST Telecommunications, Inc.,
               Senior Subordinated Accrual
               Notes, 12.75%, 11/15/07 (g) ..........      (f)          1,322
  1,790      Hyperion Telecommunications,
               Inc., Senior Secured Notes,
               12.25%, 09/01/04 .....................      (f)          1,987
  2,000      Intermedia Communications Inc.,
               Senior Notes, 8.875%,
               11/01/07 (i) .........................      B2           2,050

                     The accompanying notes are an integral
                      part of these financial statements.

                    The New America High Income Fund, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Schedule of Investments -- December 31, 1997 -- Continued (Dollar Amounts in Thousands)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




Principal                                                Moody's       Value
Amount/Units                                             Rating      (Note 1(a))
--------------------------------------------------------------------------------
CORPORATE DEBT SECURITIES -- continued
--------------------------------------------------------------------------------
$ 1,500      Intermedia Communications Inc.,
               Senior Notes, 8.50%,
               01/15/08 (i) ..........................     B2          $ 1,500
  3,000      Iridium LLC, Senior Notes, Series
               C, 11.25%, 07/15/05 (i) ...............     B3            2,955
  2,500      McLeodUSA, Incorporated, Senior
               Notes, 9.25%, 07/15/07 (i) ............     B3            2,606
  2,400      Microcell Telecommunications Inc.,
               Senior Discount Notes,
               11.125%, 10/15/07 (g)(i)(j) ...........     B3              932
  4,500      MobileMedia Communications,
               Inc., Senior Subordinated Notes,
               9.375%, 11/01/07 (a)(c) ...............     C               450
  2,000      Rogers Cantel Inc., Senior
               Secured Notes, 8.30%, 10/01/07              Ba3           1,985
  2,000      Telefonica de Argentina S.A.,
               Notes, 11.875%, 11/01/04 ..............     Ba3           2,320
  4,000      Teleport Communications Group
               Inc., Senior Discount Notes,
               11.125%, 07/01/07 (g) .................     B1            3,285
                                                                       -------
                                                                        25,374
                                                                       -------
Textiles and Leather -- 0.75%
  2,790      Clark-Schwebel, Inc., Senior
               Notes, 10.50%, 04/15/06 ...............     B2            3,027
                                                                       -------
 Utilities -- 1.08%
  3,000      Texas-New Mexico Power
               Company, Secured Debentures,
               10.75%, 09/15/03 ......................     Ba3           3,273
  1,000      Transportadora de Gas del Sur
               S.A., Notes 10.25%, 04/25/01 ..........     Ba3           1,048
                                                                       -------
                                                                         4,321
                                                                       -------
               Total Corporate Debt Securities
                (Total cost of $359,840) ..............                365,861
                                                                       -------


Principal                                                Moody's       Value
Amount/Units                                             Rating      (Note 1(a))
--------------------------------------------------------------------------------
GOVERNMENT OBLIGATIONS (FOREIGN) -- 1.57% (e)
--------------------------------------------------------------------------------
Sovereigns -- 1.57%
$ 2,500      Federal Republic of Brazil, Bonds,
               6%, 09/15/13 ..........................     B1         $ 1,975
  1,500      Republic of Argentina, Bonds,
               11.375%, 01/30/17 .....................     Ba3          1,642
  2,500      Republic of Argentina, Global
               Bonds, 11%, 10/09/06 ..................     Ba3          2,675
                                                                       ------
               Total Government Obligations
                (Foreign) (Total cost of $5,352)                        6,292
                                                                       ------


Principal                                                Moody's       Value
Amount/Units                                             Rating      (Note 1(a))
--------------------------------------------------------------------------------
PREFERRED STOCK -- 1.38% (e)
--------------------------------------------------------------------------------
Banking--0.00%
 62,935      WestFed Holdings, Inc., Cumulative,
               Series A, 15.50% (a)(d)(h) ..........       (f)              0
                                                                       ------
Insurance -- 0.73%
  2,850      Superior National Capital Trust I,
               Trust Preferred Securities,
               10.75% (i) ..........................       b1           2,921
                                                                       ------
Machinery -- 0.36%
  1,350      Fairfield Manufacturing Company,
               Inc., Cumulative Exchangeable,
               11.25%                                      (f)          1,445
                                                                       ------
Printing, Publishing and Broadcasting -- 0.29%
  1,063      Granite Broadcasting Corporation,
               Cumulative Exchangeable,
               12.75%                                      (f)          1,180
                                                                       ------
             Total Preferred Stock
               (Total cost of $10,213)..............                    5,546
                                                                       ------

                     The accompanying notes are an integral
                      part of these financial statements.

                    The New America High Income Fund, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Schedule of Investments -- December 31, 1997 -- Continued (Dollar Amounts in Thousands)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                                        Value
                   Shares                            (Note 1(a))
---------------------------------------------------------------
COMMON STOCK and WARRANTS -- .01% (e)
---------------------------------------------------------------
  12,500     Benedek Communications
               Corporation, Warrants, exp.
               07/01/07 (b)(h) ................      $     25
  27,474     WestFed Holdings, Inc., Series B
               (a)(d)(h) ......................             0
                                                     --------
               Total Common Stock and Warra
                 (Total cost of $188) .........            25
                                                     --------

Principal                                              Value
Amount                                              (Note 1(a))
---------------------------------------------------------------
SHORT-TERM INVESTMENT -- 3.58% (e)
---------------------------------------------------------------
$ 14,378       Swiss Bank Repurchase
                 Agreement, 6.55%, 01/02/98,
                 (Collateral: U.S. Treasury
                 Bonds, 11.25%, 02/15/15,
                 $7,952 principal; U.S. Treasury
                 Bonds, 8.75%, 11/15/08, $1,626
                 principal) ......................     14,378
                                                     --------
               Total Short-Term Investment
                 (Total cost of $14,378)..........     14,378
                                                     --------
TOTAL INVESTMENTS (Total cost of $389,971)           $392,102
                                                     ========

(a) Denotes issuer is in bankruptcy proceedings.

(b) Restricted as to public resale. At the date of acquisition, these securities were valued at cost. The total value of restricted securities owned at December 31, 1997 was $25 or 0.01% of total assets.

(c) Nonincome producing security which is on nonaccrual and which has defaulted on interest payments.

(d) Security is valued at fair value using methods determined by the Board of Directors. The total value of these securities at December 31, 1997 was $0.

(e) Percentages indicated are based on total assets of $401,475.

(f) Not rated.

(g) Security is a step interest or accrual bond. Interest on these bonds accrue based upon the effective interest rate.

(h) Nonincome producing.

(i) Securities are exempt from registration under Rule 144A or Regulation S of the Securities Act of 1933. Such securities may be resold, normally to qualified institutional buyers in transactions exempt from registration. See Note 1(a) of the Notes to Financial Statements for vaulation policy. Total market value of Rule 144A or Regulation S securities amounted to $60,043 as of December 31, 1997.

(j) Bond's par value and coupon rate are denominated in a foreign currency. Market value is in US Dollars based on the Canadian Dollar foreign exchange rate at December 31, 1997.


                     The accompanying notes are an integral
                      part of these financial statements.

                    The New America High Income Fund, Inc.
--------------------------------------------------------------------------------

Balance Sheet
December 31, 1997
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Assets: (Dollars in thousands, except per share amounts)
INVESTMENTS IN SECURITIES, at value (Identified
  cost of $389,971, see Schedule of Investments
  and Notes 1 and 2)...............................          $392,102
RECEIVABLES:
 Interest and dividends ...........................             8,970
 Forward foreign currency portfolio hedge contract,
   open (Note 4) ..................................                50
OTHER ASSETS ......................................                17
PREPAID EXPENSES ..................................                26
DEFERRED OFFERING EXPENSES (Note 11)                              310
                                                             --------
  Total assets ...................................           $401,475
                                                             --------
Liabilities:
PAYABLES:
 Investment securities purchased .................           $  2,615
 Dividend payable on common stock ................              4,475
 Dividend payable on preferred stock .............                204
ACCRUED EXPENSES (Note 3) ........................                288
ACCRUED OFFERING EXPENSES (Note 11)                               268
                                                             --------
  Total liabilities ..............................           $  7,850
                                                             --------
Net Assets:
AUCTION TERM PREFERRED STOCK:
 $1.00 par value, 1,000,000 shares authorized,
   6,000 shares issued and outstanding,
   liquidation preference of $25,000 per share
   (Notes 5 and 6) ...............................           $150,000
                                                             --------
COMMON STOCK:
 $0.01 par value, 200,000,000 shares authorized,
   48,453,316 shares issued and outstanding ......           $    485
CAPITAL IN EXCESS OF PAR VALUE ...................            326,908
UNDISTRIBUTED NET INVESTMENT INCOME
  (Note 2) .......................................                370
ACCUMULATED NET REALIZED LOSS FROM
  SECURITIES TRANSACTIONS (Note 2) ...............           (86,319)
NET UNREALIZED APPRECIATION ON
  INVESTMENTS AND FORWARD FOREIGN
  CURRENCY CONTRACTS .............................              2,181
                                                             --------
 Net assets applicable to common stock
   (Equivalent to $5.03 per share, based on
   48,453,316 shares outstanding) ................           $243,625
                                                             --------
Total Net Assets .................................           $393,625
                                                             ========



Statement of Operations
For the Year Ended
December 31, 1997
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Investment Income: (Note 1) (Dollars in thousands, except per share amounts)
 Interest income .................................           $33,307
 Dividend income .................................               244
 Other Income ....................................               366
                                                             --------
  Total investment income ........................           $33,917
                                                             --------
Expenses:
Cost of Leverage:
 Preferred and auction fees ......................           $   296
                                                             --------
  Total cost of leverage .........................           $   296
                                                             --------
Professional services expenses:
 Management fees (Note 3) ........................           $ 1,087
 Custodian and transfer agent fees ...............               237
 Legal fees ......................................               102
 Audit fees ......................................                73
                                                             --------
  Total professional services expenses ...........           $ 1,499
                                                             --------
Administrative expenses:
 General administrative fees .....................           $   262
 Directors' fees .................................               200
 NYSE fees .......................................                46
 Miscellaneous expenses  .........................                41
 Shareholder meeting expenses ....................                34
                                                             --------
  Total administrative expenses ..................           $   583
                                                             --------
  Total expenses .................................           $ 2,378
                                                             --------
  Net investment income ..........................           $31,539
                                                             --------
Realized and Unrealized Gain on Investments:
 Realized gain on investments, net ...............           $11,676
 Change in net unrealized appreciation on
    investments and forward foreign currency
    contracts ....................................              (331)
                                                             --------
  Net gain on investments ........................           $11,345
                                                             --------
  Net increase in net assets resulting from operations       $42,884
                                                             --------
Cost of Preferred Leverage:
 Distributions to preferred stockholders .........           $(7,588)
 Net swap settlement receipts (Note 7) ...........               174
                                                             --------
  Total cost of preferred leverage ...............           $(7,414)
                                                             --------
 Net increase in net assets resulting from operations
    less cost of preferred leverage ..............           $35,470
                                                             ========
---------------------------------------------------------------------
Amount Available for Distribution to Common Stockholders
 Net investment income ...........................           $31,539
  Total cost of preferred leverage ...............            (7,414)
                                                             --------
  Net amount available for distribution to common
     stockholders ................................           $24,125
                                                             ========


                     The accompanying notes are an integral
                      part of these financial statements.

                    The New America High Income Fund, Inc.
--------------------------------------------------------------------------------

Statements of Changes in Net Assets
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                                        For the Years Ended
                                                                                               December
                                                                                                 31,
                                                                                         1997         1996
                                                                                       ---------    ---------
From Operations: (Dollars in thousands, except per share amounts)
 Net investment income ..........................................................      $  31,539    $  24,443
 Realized gain on investments ...................................................         11,676        3,613
 Change in net unrealized appreciation on investments and forward foreign
  currency contracts ............................................................           (331)       3,745
                                                                                       ---------    ---------
  Net increase in net assets resulting from operations ..........................      $  42,884    $  31,801
                                                                                       ---------    ---------
From Fund Share Transactions:
 Proceeds from sale of Auction Term Preferred Stock (2,000 shares), net of $734
  of offering costs and sales load (Note 5) .....................................      $  49,266    $    --
 Proceeds from rights offering (11,982,048 shares), net of $400 of offering costs
  (Note 11) .....................................................................         53,639         --
 Net asset value of 754,386 shares and 738,917 shares issued to common
  stockholders for reinvestment of dividends in 1997 and 1996, respectively .....          3,786        3,565
                                                                                       ---------    ---------
  Increase in net assets resulting from fund share transactions .................      $ 106,691    $   3,565
                                                                                       ---------    ---------
Distributions to Stockholders:
 Preferred dividends ($1,265 and $1,411 per share, respectively) ................      $  (7,588)   $  (5,645)
 Net swap settlement receipts ...................................................            174          131
 Common Dividends:
  From net investment income ($.53 and $.52 per share, respectively) ............        (24,496)     (18,078)
  In excess of net investment income ($.01 and $0 per share, respectively) ......           (448)        (189)
                                                                                       ---------    ---------
  Decrease in net assets resulting from distributions to stockholders ...........      $ (32,358)   $ (23,781)
                                                                                       ---------    ---------
Total net increase in net assets ................................................      $ 117,217    $  11,585
                                                                                       ---------    ---------
Net Assets Applicable to Common and Preferred Stock:
 Beginning of period ............................................................      $ 276,408    $ 264,823
                                                                                       ---------    ---------
 End of period (Including $370 and $371 of undistributed net investment
  income at December 31, 1997 and December 31, 1996, respectively) ..............      $ 393,625    $ 276,408
                                                                                       =========    =========


                     The accompanying notes are an integral
                      part of these financial statements.

                    The New America High Income Fund, Inc.
--------------------------------------------------------------------------------

Financial Highlights
Selected Per Share Data and Ratios
For Each Share of Common Stock Outstanding Throughout the Period
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                            For the Years Ended December 31,
                                 1997 (d)     1996       1995       1994 (c)      1993
                                ---------- ---------- ---------- ------------- ----------
NET ASSET VALUE:
 Beginning of period ..........  $  4.94    $  4.71    $  4.13     $   5.15     $  4.32
                                 -------    -------    -------     ---------    -------
NET INVESTMENT INCOME                .70#       .69        .67          .72#        .59
NET REALIZED AND
 UNREALIZED
 GAIN (LOSS) ON
 INVESTMENTS AND
 FORWARD FOREIGN
 CURRENCY CONTRACTS                  .25#       .22        .62        ( .82)#       .89
                                 -------    -------    -------     ---------    -------
  TOTAL FROM
   INVESTMENT
   OPERATIONS .................      .95        .91       1.29        ( .10)       1.48
                                 -------    -------    -------     ---------    -------
DISTRIBUTIONS:
 Dividends from net
  investment income:
  To preferred
   stockholders
   (including
   net swap settlement
   receipts/payments) .........    ( .16)     ( .16)     ( .17)      (  .17)      ( .05)
  To common
   stockholders ...............    ( .53)     ( .52)     ( .50)      (  .53)      ( .53)
 Dividends in excess of
  net investment income:
  To common
  stockholders ................    ( .01)        --      ( .04)          --       ( .07)
 Returns of capital:
  To common
  stockholders ................       --         --         --           --          --
                                 -------   --------   --------    ---------    --------
  TOTAL
   DISTRIBUTIONS ..............    ( .70)     ( .68)     ( .71)      (  .70)      ( .65)
                                 -------   --------   --------    ---------    --------
Effect of rights offering and
 related expenses; and
 Auction Term Preferred
 Stock offering costs and
 sales load ...................    ( .16)        --         --       (  .22)         --
                                 -------   --------   --------    ---------    --------
NET ASSET VALUE:
 End of period ................  $  5.03    $  4.94    $  4.71     $   4.13     $  5.15
                                 =======   ========   ========    =========    ========
PER SHARE MARKET VALUE:
 End of period ................  $  5.63    $  5.13    $  4.75     $   4.00     $  5.13
                                 =======   ========   ========    =========    ========
TOTAL INVESTMENT RETURN+           21.97%     19.89%     33.50%      (11.88)%     40.08%
                                 =======   ========   ========    =========    ========



                                                                                   For the Period From
                                                                                    February 26, 1988
                                                                                      (Commencement
                                                                                    of Operations) to
                                 1992 (a)     1991         1990          1989       December 31, 1988
                                ---------- ---------- ------------- ------------- --------------------
NET ASSET VALUE:
 Beginning of period ..........  $  3.79    $  3.42     $    6.23     $    8.60         $  9.25
                                 -------    -------     ---------     ---------         -------
NET INVESTMENT INCOME                .57        .65           .92          1.54            1.42
NET REALIZED AND
 UNREALIZED
 GAIN (LOSS) ON
 INVESTMENTS AND
 FORWARD FOREIGN
 CURRENCY CONTRACTS                  .57        .38         (2.82)        (2.26)           (.66)
                                 -------    -------     ---------     ---------         -------
  TOTAL FROM
   INVESTMENT
   OPERATIONS .................     1.14       1.03          1.90)         (.72)            .76
                                 -------    -------     ---------     ---------         -------
DISTRIBUTIONS:
 Dividends from net
  investment income:
  To preferred
   stockholders
   (including
   net swap settlement
   receipts/payments) .........     (.06)      (.10)         (.16)         (.30)           (.23)
  To common
   stockholders ...............     (.55)      (.56)         (.75)        (1.25)          (1.18)
 Dividends in excess of
  net investment income:
  To common
  stockholders ................        --        --           --            --              --
 Returns of capital:
  To common
  stockholders ................        --        --           --           (.10)             --
                                 --------   --------    ---------     ---------         -------
  TOTAL
   DISTRIBUTIONS ..............     (.61)      (.66)         (.91)         1.65)          (1.41)
                                 --------   --------    ---------     ---------         -------
Effect of rights offering and
 related expenses; and
 Auction Term Preferred
 Stock offering costs and
 sales load ...................       --         --            --            --              --
                                 --------   --------    ---------     ---------         -------
NET ASSET VALUE:
 End of period ................  $  4.32    $  3.79     $    3.42     $    6.23         $  8.60
                                 ========   ========    =========     =========         =======
PER SHARE MARKET VALUE:
 End of period ................  $  4.13    $  3.63     $    2.50     $    5.88         $ 10.00
                                 ========   ========    =========     =========         =======
TOTAL INVESTMENT RETURN+           29.70%     70.77%       (47.94)%      (30.04)%         13.28%
                                 ========   ========    =========     =========         =======

                     The accompanying notes are an integral
                      part of these financial statements.

                    The New America High Income Fund, Inc.
--------------------------------------------------------------------------------

Financial Highlights
Selected Per Share Data and Ratios
For Each Share of Common Stock Outstanding Throughout the Period -- Continued
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                      For the Years Ended December 31,
                                       1997 (d)        1996          1995        1994 (c)        1993
                                    ------------- ------------- ------------- ------------- -------------
NET ASSETS, END OF
 PERIOD, APPLICABLE
 TO COMMON STOCK (b)                  $ 243,625     $ 176,408     $ 164,823     $ 141,590     $ 130,673
                                      =========     =========     =========     =========     =========
NET ASSETS, END OF
 PERIOD, APPLICABLE
 TO PREFERRED
 STOCK (b) ........................   $ 150,000     $ 100,000     $ 100,000     $ 100,000     $  35,000
                                      =========     =========     =========     =========     =========
TOTAL NET ASSETS, END
 OF PERIOD (b) ....................   $ 393,625     $ 276,408     $ 264,823     $ 241,590     $ 165,673
                                      =========     =========     =========     =========     =========
EXPENSE RATIOS:
 Ratio of interest expense
  to average net assets**                    --            --            --           .01%         1.42%
 Ratio of preferred and
  other debt expenses to
  average net assets** ............         .08%          .10%          .11%          .13%          .40%
 Ratio of operating
  expenses to average
  net assets** ....................         .58%          .73%          .84%          .75%         1.56%
 Ratio of litigation settlement
  expense to average net
  assets** ........................          --            --           .49%           --            --
                                      ---------     ---------     ---------     ---------     ---------
RATIO OF TOTAL EXPENSES
 TO AVERAGE NET ASSETS**                    .66%          .83%         1.44%          .89%         3.38%
                                      =========     =========     =========     =========     =========
RATIO OF NET INVESTMENT
 INCOME TO AVERAGE
 NET ASSETS** .....................        8.75%         9.05%         8.90%         9.06%         9.21%
PORTFOLIO TURNOVER
 RATE .............................      108.84%        53.45%        62.66%        58.56%        85.76%



                                                                                             For the Period From
                                                                                              February 26, 1988
                                                                                                (Commencement
                                                                                              of Operations) to
                                       1992 (a)        1991          1990          1989       December 31, 1988
                                    ------------- ------------- ------------- ------------- --------------------
NET ASSETS, END OF
 PERIOD, APPLICABLE
 TO COMMON STOCK (b)                  $ 107,897     $  93,227     $  83,813     $ 152,156        $ 202,363
                                      =========     =========     =========     =========        =========
NET ASSETS, END OF
 PERIOD, APPLICABLE
 TO PREFERRED
 STOCK (b) ........................   $  35,000     $  35,000     $  35,000     $  58,500        $  79,000
                                      =========     =========     =========     =========        =========
TOTAL NET ASSETS, END
 OF PERIOD (b) ....................   $ 142,897     $ 128,227     $ 118,813     $ 210,656        $ 281,363
                                      =========     =========     =========     =========        =========
EXPENSE RATIOS:
 Ratio of interest expense
  to average net assets**                  2.95%         3.25%         4.17%         3.56%            3.29%*
 Ratio of preferred and
  other debt expenses to
  average net assets** ............         .65%          .78%          .62%          .24%             .23%*
 Ratio of operating
  expenses to average
  net assets** ....................        1.22%         1.19%         1.10%          .69%             .70%*
 Ratio of litigation settlement
  expense to average net
  assets** ........................          --            --            --            --               --
                                      ---------     ---------     ---------     ---------        ---------
RATIO OF TOTAL EXPENSES
 TO AVERAGE NET ASSETS**                   4.82%         5.22%         5.89%         4.49%            4.22%*
                                      =========     =========     =========     =========        =========
RATIO OF NET INVESTMENT
 INCOME TO AVERAGE
 NET ASSETS** .....................       10.09%        12.62%        14.50%        14.48%           13.56%*
PORTFOLIO TURNOVER
 RATE .............................      129.86%       121.15%        49.98%        65.39%          149.00%*

(a) Prior to the appointment on February 19, 1992 of Wellington Management Company, LLP, the Fund was advised by Ostrander Capital Management, L.P.

(b) Dollars in thousands.

(c) The Fund entered into a refinancing transaction on January 4, 1994, and the per share data and ratios for the year ended December 31, 1994 reflect this transaction.

(d) As discussed in Note 5, the Fund issued Series C ATP on May 6, 1997 and the per share data and ratios for the year ended December 31, 1997 reflect this transaction.

  * Annualized.

** Ratios calculated on the basis of expenses and net investment income applicable to both the common and preferred shares relative to the average net assets of both the common and preferred stockholders. The expense ratio and net investment income ratio do not reflect the effect of dividend payments (including net swap settlement receipts/payments) to preferred stockholders.

  # Calculation is based on average shares outstanding during the indicated period due to the per share effect of the Fund's June 1994 and March 1997 rights offerings.

  + Total investment return is calculated assuming a purchase of common stock at the current market value on the first day and a sale at the current market value on the last day of each year reported. Dividends and distributions are assumed for purposes of this calculation to be reinvested at prices obtained under the dividend reinvestment plan. This calculation does not reflect brokerage commissions.


                     The accompanying notes are an integral
                      part of these financial statements.

                    The New America High Income Fund, Inc.
--------------------------------------------------------------------------------

Information Regarding
Senior Securities
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                              As of December 31,
                                                    1997             1996             1995             1994             1993
                                               --------------   --------------   --------------   --------------   -------------
TOTAL AMOUNT OUTSTANDING:
 Notes .....................................    $         --     $         --     $         --     $         --     $        --
 Preferred Stock ...........................     150,000,000      100,000,000      100,000,000      100,000,000      35,000,000
 Short-term Loan ...........................              --               --               --               --      45,000,000
ASSET COVERAGE:
 Per Note (1) ..............................    $         --     $         --     $         --     $         --     $        --
 Per Preferred Stock Share (2) .............          65,604           69,102           66,206           60,398         473,351
 Per $1,000 of Short-term Loan (1) .........              --               --               --               --           4,682
INVOLUNTARY LIQUIDATION PREFERENCE:
 Preferred Stock Share (3) .................    $     25,000     $     25,000     $     25,000     $     25,000     $   100,000
APPROXIMATE MARKET VALUE:
 Per Note ..................................    $         --     $         --     $         --     $         --     $        --
 Per Preferred Stock Share (3) .............          25,000           25,000           25,000           25,000         100,000
 Per $1,000 of Short-term Loan .............              --               --               --               --           1,000


                                                                         As of December 31,
                                                  1992           1991           1990           1989            1988
                                             -------------- -------------- -------------- -------------- ---------------
TOTAL AMOUNT OUTSTANDING:
 Notes .....................................  $45,490,000    $45,490,000    $47,990,000    $96,100,000    $105,000,000
 Preferred Stock ...........................   35,000,000     35,000,000     35,000,000     58,500,000      79,000,000
 Short-term Loan ...........................           --             --             --             --              --
ASSET COVERAGE:
 Per Note (1) ..............................  $     4,141    $     3,819    $     3,476    $     3,192    $      3,680
 Per Preferred Stock Share (2) .............      408,277        366,363        339,466        360,096         356,156
 Per $1,000 of Short-term Loan (1) .........           --             --             --             --              --
INVOLUNTARY LIQUIDATION PREFERENCE:
 Preferred Stock Share (3) .................  $   100,000    $   100,000    $   100,000    $   100,000    $    100,000
APPROXIMATE MARKET VALUE:
 Per Note ..................................  $     1,000    $     1,000    $     1,000    $     1,000    $      1,000
 Per Preferred Stock Share (3) .............      100,000        100,000        100,000        100,000         100,000
 Per $1,000 of Short-term Loan .............           --             --             --             --              --

(1) Calculated by subtracting the Fund's total liabilities (not including senior securities) from the Fund's total assets and dividing such amounts by the number of Notes outstanding.


(2) Calculated by subtracting the Fund's total liabilities (including the Notes but not including the Preferred Stock) from the Fund's total assets and dividing such amount by the number of Preferred Shares outstanding.


(3) Plus accumulated and unpaid dividends.

                     The accompanying notes are an integral
                      part of these financial statements.

                    The New America High Income Fund, Inc.
--------------------------------------------------------------------------------

Notes to Financial Statements
December 31, 1997
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Significant Accounting and Other Policies



     The New America High Income Fund, Inc. (the Fund) was organized as a corporation in the state of Maryland on November 19, 1987 and is registered with the Securities and Exchange Commission as a diversified, closed-end investment company under the Investment Company Act of 1940. The Fund commenced operations on February 26, 1988. The investment objective of the Fund is to provide high current income while seeking to preserve stockholders' capital through investment in a professionally managed, diversified portfolio of "high yield" fixed-income securities.


     The Fund invests primarily in fixed maturity corporate debt securities that are rated less than investment grade. Risk of loss upon default by the issuer is significantly greater with respect to such securities compared to investment grade securities because these securities are generally unsecured and are often subordinated to other creditors of the issuer and because these issuers usually have high levels of indebtedness and are more sensitive to adverse economic conditions, such as a recession, than are investment grade issuers. In some cases, the collection of principal and timely receipt of interest is dependent upon the issuer attaining improved operating results, selling assets or obtaining additional financing.


     See the schedule of investments for information on individual securities as well as industry diversification and credit quality ratings.


     The Fund's financial statements have been prepared in conformity with generally accepted accounting principles that require the management of the Fund to, among other things, make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     The following is a summary of significant accounting policies consistently followed by the Fund, which are in conformity with those generally accepted in the investment company industry.

     (a) Valuation of Investments--Investments for which market quotations are readily available are stated at market value, which is determined by using the most recently quoted bid price provided by an independent pricing service or principal market maker. Independent pricing services provide market quotations based primarily on quotations from dealers and brokers, market transactions, accessing data from quotations services, offering sheets obtained from dealers and various relationships between securities. Short-term investments having maturities of 60 days or less are stated at amortized cost, which approximates market value. Following procedures approved by the Board of Directors, investments for which market quotations are not readily available (primarily fixed-income corporate bonds and notes) are stated at fair value on the basis of subjective valuations furnished by securities dealers and brokers. Other investments, with a cost of approximately $7,695,000 and a value of $0, are valued in good faith at fair market value using methods determined by the Board of Directors.

     (b) Interest and Dividend Income--Interest income is accrued on a daily basis. Discount on short-term investments is amortized to investment income. Market discounts or premiums on corporate debt securities are not amortized for financial statement purposes. All income on original issue discount and step interest bonds is accrued based on the effective interest method for both financial reporting and tax reporting purposes as required by federal income tax regulations. Dividend payments received in additional securities are recorded on the ex-dividend date in an amount equal to the value of the security on such date.

     (c) Federal Income Taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated

                    The New America High Income Fund, Inc.
--------------------------------------------------------------------------------

Notes to Financial Statements--Continued
December 31, 1997
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

investment companies and to distribute substantially all of its taxable income to its shareholders each year. Accordingly, no federal income tax provision is required.


(2) Tax Matters and Distributions

     At December 31, 1997, the total cost of securities (excluding temporary cash investments) for federal income tax purposes was approximately $375,593,000. Aggregate gross unrealized gain on securities in which there was an excess of value over tax cost was approximately $15,202,000. Aggregate unrealized loss on securities in which there was an excess of tax cost over value was approximately $13,071,000. Net unrealized gain for tax purposes at December 31, 1997 was approximately $2,131,000.

     At December 31, 1997, the Fund had approximate capital loss carryovers available to offset future capital gain, if any, to the extent provided by regulations:


 Carryover Available    Expiration Date
---------------------   ------------------
$49,666,000             December 31, 1998
 34,426,000             December 31, 1999
  2,227,000             December 31, 2002
-----------
$86,319,000
===========

     To the extent that capital loss carryovers are used to offset realized capital gains, it is unlikely that gains so offset will be distributed to shareholders.

     Distributions on common stock are declared based upon annual projections of the Fund's investment company taxable income. The Fund records all dividends and distributions payable to shareholders on the ex-dividend date and declares and distributes income dividends monthly.

     In accordance with Statement of Position 93-2, the Fund has recorded several reclassifications in the capital accounts. These reclassifications have no impact on the net asset value of the Fund and are designed generally to present undistributed net investment income or accumulated net realized gains and losses on a tax basis, which is considered to be more informative to the shareholder. As of December 31, 1997, the Fund has reclassified approximately $818,000 primarily related to amortization of market discounts on corporate bonds from accumulated net realized loss from securities transactions to undistributed net investment income.

     The difference between earnings for financial statement purposes and earnings for tax purposes is primarily due to the tax treatment of the amortization of market discounts on corporate bonds and the recognition of interest income on corporate bonds that have defaulted on their interest payments.

(3) Investment Advisory Agreement
     Wellington Management Company, LLP, the Fund's Investment Advisor, earned approximately $1,087,000 in management fees during the year ended December 31, 1997. Management fees paid by the Fund to Wellington Management are calculated at .45 of 1% (on an annual basis) of the average weekly value of the Fund's net assets attributable to common stock ($243.6 million at December 31, 1997). At December 31, 1997, the fee payable to the Investment Advisor was approximately $95,000, which was included in accrued expenses on the accompanying balance sheet.

(4) Forward Foreign Currency Contract
     The Fund may enter into forward foreign currency contracts in connection with the purchase and sale of foreign investments. All commitments are marked to market at the applicable translation rates and any unrealized gains or losses are recorded in the Fund's financial statements. The aggregate principal amounts of the contracts are not recorded in the financial statements. The Fund records realized gains or losses at the time the forward contract is offset by entry into a closing transaction or by delivery of the currency. Risks may arise upon entering into these contracts from the potential inability of counterparties to meet the terms of their contracts and from unanticipated movements in the value of a foreign currency relative to the U.S. dollar.

                    The New America High Income Fund, Inc.
--------------------------------------------------------------------------------

Notes to Financial Statements--Continued
December 31, 1997
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     At December 31, 1997 the Fund had outstanding a forward foreign currency contract as follows:


       Foreign
       Currency              Value on         Current      Unrealized
    Sale Contract        Settlement Date       Value          Gain
---------------------   -----------------   -----------   -----------
Canadian Dollar
  Expiring 10/16/98     $1,033,131          $983,576      $49,555

(5) Auction Term Preferred Stock (ATP)

     On January 4, 1994, the Fund issued 1,200 shares of Series A ATP and 800 shares of Series B ATP. The underwriting discount of $1,500,000 and offering expenses of $336,000 associated with the ATP offering were recorded as a reduction of the capital in excess of par value on common stock. On May 6, 1997, the Fund issued 2,000 shares of Series C ATP. The underwriting discount of $437,500 and offering expenses of $297,000 were recorded as a reduction of the capital in excess of par value on common stock. The ATP's dividends are cumulative at a rate determined at an auction, and dividend periods will typically be 28 days unless notice is given for periods to be longer or shorter than 28 days. Dividend rates ranged from 5.39% to 6.14% for the year ended December 31, 1997.

     At the May 29, 1997 Annual Meeting, the shareholders of the Fund's common and preferred stock voted to split the Fund's ATP Series A and Series B 2:1. Effective June 3, 1997, the liquidation preference of the Fund's Series B ATP was reduced from $50,000 per share to $25,000 per share and the number of shares outstanding doubled from 800 to 1,600 shares. Effective June 17, 1997, the liquidation preference of the Fund's Series A ATP was reduced from $50,000 to $25,000 per share and the number of shares outstanding doubled from 1,200 to 2,400 shares.

     The ATP is redeemable, at the option of the Fund, or subject to mandatory redemption (if the Fund is in default of certain coverage requirements) at a redemption price equal to $25,000 per share plus accumulated and unpaid dividends. The ATP has a liquidation preference of $25,000 per share plus accumulated and unpaid dividends. The Fund is required to maintain certain asset coverages with respect to the ATP under the Fund's Charter and the 1940 Act.


(6) ATP Auction-Related Matters
     Bankers Trust Company (BTC) serves as the ATP's auction agent pursuant to an agreement entered into on January 4, 1994. The term of the agreement is unlimited and may be terminated by either party. BTC may resign upon notice to the Fund, such resignation to be effective on the earlier of the 90th day after the delivery of such notice and the date on which a successor auction agent is appointed by the Fund. The Fund may also replace BTC as auction agent at any time.

     After each auction, BTC as auction agent will pay to each broker-dealer, from funds provided by the Fund, a maximum service charge at the annual rate of
 .25 of 1% or such other percentage subsequently agreed to by the Fund and the broker-dealers, of the purchase price of shares placed by such broker-dealers at such auction. In the event an auction scheduled to occur on an auction date fails to occur for any reason, the broker-dealers will be entitled to service charges as if the auction had occurred and all holders of shares placed by them had submitted valid hold orders. The Fund incurred approximately $270,000 for service charges earned by Bear Stearns and Lehman Brothers through December 31, 1997. This amount is included under the caption preferred and auction fees in the accompanying statement of operations.


(7) Interest Rate Swaps
     On February 3, 1994, the Fund entered into an interest rate swap transaction with BankBoston, N.A. (BBNA) for the purpose of partially hedging its dividend payment obligations with respect to the ATP through February 7, 1999. Under the terms of the interest rate swap agreement, the Fund makes fixed payments to BBNA at the rate of 5.25% per annum on the notional amount of the interest rate swap ($65 million) and

                    The New America High Income Fund, Inc.
--------------------------------------------------------------------------------

Notes to Financial Statements--Continued
December 31, 1997
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

receives a variable payment from BBNA equivalent to the 30-day, AA rated commercial paper rate in respect of such notional amounts. Interest rates on the 30-day AA rated commercial paper ranged from 5.41% to 5.73% for the year ended December 31, 1997. The interest rate swap agreement was effective on February 7, 1994 and terminates on February 7, 1999.


     The Fund entered into two additional interest rate swap transactions with BBNA for the purpose of partially hedging its dividend payment obligations with respect to the ATP. Under the terms of these interest rate swap agreements, the Fund makes fixed payments to BBNA and receives a variable payment from BBNA equivalent to one month LIBOR. The first interest rate swap agreement was effective on October 2, 1997 and terminates on October 2, 2002. The fixed payment rate is 6.225% per annum on the notional amount ($10 million). The variable payment from BBNA ranged from 5.64% to 5.97% for the year ended December 31, 1997. The second interest rate swap agreement was effective on October 7, 1997 and terminates on October 7, 2002. The fixed payment rate is 6.07% per annum on the notional amount ($20 million). The variable payment from BBNA ranged from 5.63% to 6.00% for the year ended December 31, 1997.


     The Fund follows hedge accounting (off-balance-sheet) with respect to the swap agreements and settles the net amount receivable or payable from each party every 30 days. For the year ended December 31, 1997, the Fund's obligations under the swap agreements were less than the amount receivable from BBNA by approximately $174,000 and is included in the accompanying statement of operations.


     The Fund is exposed to credit loss in the event of nonperformance by counterparties on interest rate swaps, but the Fund does not anticipate nonperformance by any counterparty. While notional contract amounts are used to express the volume of interest rate swap agreements, the amounts potentially subject to credit risk, in the event of nonperformance by counterparties, are substantially smaller. The estimated fair value of the interest rate swap agreements at December 31,1997 amounted to approximately $38,000 unrealized gain. This value is not included in total net assets.

(8) Repurchase Agreements
     At the time the Fund enters into a repurchase agreement, the value of the underlying security, including accrued interest, will be equal to or exceed the value of the repurchase agreement, and, in the case of repurchase agreements exceeding one day, the value of the underlying security, including accrued interest, is required during the term of the agreement to be equal to or exceed the value of the repurchase agreement.

     The underlying securities for all repurchase agreements are held in safekeeping in an investment account of State Street Bank and Trust Company
(SSBT), the Fund's custodian, at the Federal Reserve Bank of Boston. In the case of repurchase agreements exceeding one day, SSBT's Money Market Department monitors the market value of the underlying securities by pricing them daily, and in the event any individual repurchase agreement is not fully collateralized, SSBT advises the Fund and additional collateral is obtained.

(9) Purchase and Sales of Securities
     Purchases and proceeds of sales or maturities of long-term securities during the year ended December 31, 1997 were as follows:

Purchases of securities                                $465,029,000
Sales of securities                                    $365,069,000

(10) Certain Transactions
     A partner of Goodwin, Procter & Hoar, general counsel to the Fund, serves as a Director of the Fund. Fees earned by Goodwin, Procter & Hoar amounted to approximately $311,000 for the year ended December 31, 1997. The Fund paid approximately $161,000 during the year ended December 31, 1997 to two officers of the Fund for the provision of certain administrative services.

                    The New America High Income Fund, Inc.
--------------------------------------------------------------------------------

Notes to Financial Statements--Continued
December 31, 1997
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(11) Rights Offering


     The Fund issued to stockholders of record as of the close of business on February 11, 1997, rights to subscribe for an aggregate of 11,982,048 shares of common stock, $.01 par value per share, of the Fund. One right was issued for each three full shares of common stock beneficially held on the record date. The rights entitled a stockholder to acquire at the subscription price of $4.51 per share one share for each right held. The subscription price was 90% of the net asset value per share as of the close of business on March 18, 1997, the expiration date. On March 26, 1997, the Fund completed its rights offering. Proceeds of approximately $54,039,000 and shares of 11,982,048 were recorded. In addition, the deferred offering expense balance of $400,000 was netted against the rights offering proceeds.


     On December 24, 1997, the Fund filed a Registration Statement with the Securities and Exchange Commission regarding a transferable rights offering to the holders of the Fund's common stock. Under the expected terms of the offering, as described in the Registration Statement, the Fund will issue to its common stockholders rights to subscribe for an aggregate of approximately 16,242,000 shares of the Fund's common stock. Each stockholder will be issued one right for each three full shares of common stock owned on the record date.

     The method of pricing and the record date will be determined and announced shortly before the commencement of the offering, which the Fund presently anticipates will occur in February 1998. Total expenses of approximately $410,000 are expected to be incurred in connection with the rights offering. As an accommodation to the Fund and based on the Board's determination that the offer is in the best interest of the stockholders, Wellington Management has agreed to voluntarily waive $100,000 of its fees. Net deferred offering expenses of approximately $310,000 will be netted against the rights offering proceeds. At December 31, 1997, the Fund had approximately $268,000 in net outstanding liabilities associated with the offering.

     The rights offering will entitle shareholders, and other rightholders purchasing rights in the market, to acquire one new share of stock for each right held. In addition, holders of rights who subscribe for the maximum number of shares to which they are entitled will be permitted to subscribe for additional shares. The Fund intends to apply to list the rights for trading on the New York Stock Exchange.
--------------------------------------------------------------------------------
From time to time in the future, the Fund may effect redemptions and/or repurchases of its ATP as provided in the applicable constituent instruments or as agreed upon by the Fund and sellers. The Fund intends to effect such redemptions and/or repurchases to the extent necessary to maintain applicable asset coverage requirements.

                    The New America High Income Fund, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Directors
Robert F. Birch

Joseph L. Bower

Richard E. Floor

Bernard J. Korman

Franco Modigliani

Ernest E. Monrad


Officers
Robert F. Birch - President

Ellen E. Terry - Vice President, Treasurer

Richard E. Floor - Secretary


Investment Advisor
Wellington Management Company, LLP
75 State Street
Boston, MA 02109


Administrator
The New America High Income Fund, Inc.
Ten Winthrop Square
Boston, MA 02110
(617) 350-8610


Custodian and Transfer Agent
State Street Bank and Trust Company
P.O. Box 8200
Boston, MA 02266-8200
(617) 328-5000 ext. 6406
(800) 426-5523

Listed: NYSE
Symbol: HYB


Independent Public Accountants
Arthur Andersen LLP
Boston, MA

                    The New America High Income Fund, Inc.
--------------------------------------------------------------------------------


Report of Independent Public Accountants
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
To the Shareholders and Board of Directors of The New America High Income Fund,
 Inc.:


     We have audited the accompanying balance sheet of The New America High Income Fund, Inc. (the Fund) (a Maryland Corporation), including the schedule of investments, as of December 31, 1997, and the related statement of operations for the year then ended, and the statement of changes in net assets for each of the two years in the period then ended and the financial highlights for the periods presented. These financial statements and the financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1997, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements and the financial highlights referred to above present fairly, in all material respects, the financial position of The New America High Income Fund, Inc. as of December 31, 1997, and the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for the periods presented, in conformity with generally accepted accounting principles.

Boston, Massachusetts            ARTHUR ANDERSEN LLP
January 23, 1998

State Street Bank and Trust Company
P.O. Box 8200
Boston, Massachusetts 02266-8200


                                    The New
                                    America
                                  High Income
                                   Fund, Inc.

--------------------------------------------------------------------------------
Annual
--------------------------------------------------------------------------------
Report
--------------------------------------------------------------------------------
December 31, 1997
--------------------------------------------------------------------------------